Exhibit 10.22(c)

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment (the “Second Amendment”) dated as of February 1, 2009 (“Effective Date”), amends the Employment Agreement among Orchard Supply Hardware, LLC, a Delaware limited liability company (the “Company”), Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”) and Robert M. Lynch (“Executive”) dated November 23, 2005, (the “Agreement”), as amended March 20, 2007 by the Amendment to Employment Agreement (the “First Amendment”). All terms capitalized herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties desire to amend the Agreement (in accordance with Section 20 thereof) to (a) extend the Employment Term, (b) increase Base Compensation; (c) increase the Bonus target, and (d) add a six (6) month period of salary continuation, each as of the Effective Date;

WHEREAS, the parties intend to be legally bound by the Agreement as further amended by this Second Amendment; and

WHEREAS, herein after the parties agree that notwithstanding Section 20 of the Agreement, the entire agreement between the parties regarding the subject matters of the Agreement shall be constituted by the Agreement and all exhibits thereto, as amended by the First Amendment and this Second Amendment.

NOW, THEREFORE, for good and valuable consideration the parties hereby agree as follows:

1. Section 2 of the Agreement is hereby amended by adding the following paragraph at the end thereof:

“Notwithstanding the foregoing, Executive’s employment under this Agreement shall be extended for a term commencing on the Effective Date (i.e., February 1, 2009) of this Second Amendment and ending on the first day of fiscal year 2012, or such earlier date as provided in Section 7 (‘Employment Term’) of the Agreement.”

2. The first sentence of Section 3(a) of the Agreement, as last amended by the First Amendment, is hereby amended by deleting it and replacing it with the following:

“Commencing as soon as administratively feasible following the Effective Date of this Second Amendment, with respect to the Employment Term as defined in this Second Amendment, the Company shall pay Executive a base salary at an annual rate of not less than $450,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.”

3. Section 4(a) of the Agreement, as last amended by the First Amendment, is hereby amended by deleting it and replacing it with the following:

“(a) ANNUAL BONUS. Subject to the terms and provisions of this Agreement, for fiscal year 2009 and any fiscal year thereafter, in each case during the Employment Term, Executive shall be eligible to earn an annual bonus (the “Bonus”). The Bonus target for any fiscal year shall be 75% of Executive’s Base Salary for such year. The actual Bonus earned will be determined in a manner as set by the Holdings Board (or a committee thereof) in its discretion, for the applicable fiscal year. Except as otherwise provided in Section 8 below, the Company shall pay any earned Bonus to Executive in a single sum cash payment within thirty (30) days after Holdings’ EBITDA for the applicable fiscal year has been finally determined; provided that the Executive is employed by the Company on such date.”

4. Subsection 7(e) of the Agreement is hereby amended by deleting it in its entirety and inserting a new subsection 7(e) to read as follows:

“(e) GOOD REASON. “Good Reason” shall mean, without Executive’s written consent, (i) a material reduction by the Company in the pay grade or degree of responsibility and authority of Executive; (ii) the failure of to pay Executive’s earned Base Salary or Bonus in accordance with standard payroll practices for such payment; or (iii) Executive is requested by the Board to change his primary location (currently San Jose, California) to outside of the state of California, unless a majority of the senior executives of the Company and Holdings are also requested to move to the new location at the request of the Board. In each case, Executive must provide the Company or Holdings with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and the Company shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If the Company remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If the Company does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date the Company notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to the Company of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

5. Subsection 8(a) of the Agreement is hereby amended to add new subsections (vi) and (vii) to read as follows:

“(vi) upon expiration of the Employment Term (and assuming the Agreement is not further extended), subject to Executive’s compliance with the obligations in Section 9, 10 and 11 hereof, an amount, in the aggregate, equal to Executive’s Base Salary, determined at the time of employment termination for a six (6)-month period, with such amount to be paid in monthly installments (or in accordance with the Company’s normal payroll process for executives), subject to required employment tax and income tax withholding; and

(vii) upon expiration of the Employment Term (and assuming the Agreement is not further extended), subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any state or local law of similar effect, (B) Executives continued co-payment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding for purposes of calculating the cost an employee’s ability to pay premiums with pre-tax dollars) and (C) Executive’s compliance with the obligations in Section 9, 10 and 11 hereof, continued participation (to the extent permitted under applicable law and the terms of such plan) for Executive and his then-eligible covered dependents in the Company’s group health plan in which they were participating at the time of termination for the first six (6) months following termination at the Company’s expense. The parties understand and agree that continued coverage after such date shall be at Executive’s sole expense and subject to the terms of COBRA or similar state or local law. The parties further understand and agree that in the event that Executive or his dependents become eligible for substantially similar or improved group health coverage from a subsequent employer, Executive shall have no further rights to benefits under this subsection (vii).”

6. Section 8 of the Agreement is hereby amended to add new subsections (g) to read as follows.

(g) Notwithstanding any provision in subsection 8(c), (d) or (e) to the contrary, if the Base Salary and any bonus payable to Executive in accordance with subsection 8(c), (d) or (e) above during the first six (6) months after Executive’s “Separation from Service” (defined as the date Executive is deemed to have incurred a separation from service within the meaning of Code Section 409A and the regulations issued thereunder) would exceed the “Section 409A Threshold” (as defined herein) and if as of the date of the Separation from Service Executive is a “specified employee” within the meaning of Internal Revenue Code (“Code”) Section 409A and regulations issued thereunder, then, payment to Executive for the first six (6) months of salary continuation shall be made to Executive in accordance with the process provided for above until the aggregate amount received equals the Section 409A Threshold, and any portion of the salary continuation and/or bonus in excess of such threshold that would otherwise be paid during such six (6)-month period shall instead be paid to Executive in a lump sum payment on the date that is six (6) months after the date of Executive’s Separation from Service. Any remaining of salary continuation and/or bonus (if any) payable under subsection 8(c), (d) or (e) shall be paid after the first six (6) months in accordance with the process provided for under subsection 8(c), (d) or (e), as applicable. The “Section 409A Threshold” shall, with respect to Executive, refer to an amount equal two times the lesser of (i) Executive’s annual compensation (as defined under Treasury Regulation Section 1.415-1(d)(2)) for services provided to the Holdings Sears and any “Affiliate” (defined as any person with whom Holdings is considered to be a single employer under Code Section 414

(b) and all persons with whom Holdings would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply) as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service with Holdings and each Affiliate; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17)

7. Exhibit A, referenced in Section 4(b) of the Agreement (as last amended by the First Amendment) is hereby deleted.

8. The Agreement shall continue in full force and effect, in accordance with its terms, without any waiver, amendment or other modification of any provision thereof, subject to the First Amendment and this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Effective Date.

Orchard Supply Hardware LLC		Orchard Supply Hardware Stores Corporation

By:		By:
Name:	Roger L. Smith	Name:	Roger L. Smith
Title:	VP, General Counsel	Title:	VP, General Counsel

Executive

Robert M. Lynch